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CONTACTS:                                 HERMANO ALBUQUERQUE
                                          Chief Executive Officer
                                          Phone: 011-55-61-314-9904
                                          E-mail:  hermano@tvfilme.com.br

                                          MORGEN-WALKE ASSOCIATES
                                          Katherine Mittelbusher
                                          Press:  Brian Maddox
                                          Phone:  (212) 850-5600
                                          E-mail: kmittelbusher@morgenwalke.com


FOR IMMEDIATE RELEASE



        TV FILME, INC. REPORTS CONFIRMATION OF PLAN OF REORGANIZATION


      BRASILIA,  Brazil, (April 17, 2000) -- TV Filme, Inc. (OTC Bulletin Board:
PYTV) reported today that on April 10, 2000 the United States Bankruptcy Court for the District of Delaware confirmed TV Filme, Inc.'s First Amended Plan of Reorganization (the "Plan"), dated February 29, 2000, filed in TV Filme's pending Chapter 11 bankruptcy case. Overwhelming majorities of holders of TV Filme, Inc.'s outstanding 12-7/8% senior notes due 2004 (the "Senior Notes") and holders of TV Filme, Inc.'s common stock voted in favor of the restructuring set forth in the Plan.

      The Company's restructuring represents a consensual arrangement, pursuant to a Restructuring Agreement dated January 24, 2000, with holders of more than 65% of the Company's outstanding Senior Notes. TV Filme, Inc. expects that this restructuring will significantly reduce the Company's existing long-term debt, and enable the Company to continue the build-out of its recently acquired multi-point, multi-channel distribution systems ("MMDS") licenses. The restructuring of the Company's indebtedness provides, among other things, as follows:

      Once the "Effective Date" of the Plan occurs, the holders of Senior Notes will receive a $25 million cash payment and their existing notes will be converted into (i) New Senior Secured Notes in the aggregate principal amount of at least $35 million, subject to adjustment, with a five year maturity and interest of 12% per annum (interest payable-in-kind at the option of the reorganized company through the first 24 months), and (ii) 80% of the new common equity of the reorganized company. Current management will receive 15% of the new common equity, and existing common stockholders of TV Filme, Inc. will receive 5% of the new common equity of the reorganized company in exchange for their current stake. The Plan provides that the reorganized company will be a newly-formed Cayman Islands holding company, and that the Senior Secured Notes will be issued by ITSA - Intercontinental Telecomunicacoes Ltda., an existing Brazilian subsidiary of TV Filme.


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      The Effective Date of the Plan is contingent  upon  obtaining  approval of
the   restructuring   contemplated   by  the  Plan  from  Agencia   Nacional  de
Telecomunicacoes,    the   Brazilian    government    agency   that    regulates
telecommunications services in Brazil, and the Central Bank of Brazil.

      Hermano Studart Lins de Albuquerque, Chief Executive Officer of TV Filme, Inc. said, "We are pleased to announce confirmation of the Plan. We believe the Brazilian government agency approvals needed to consummate the Plan will be obtained in the foreseeable future and, once implemented, the restructuring will place TV Filme's business in a much stronger position."

      Mr. Albuquerque emphasized that the restructuring is being implemented at the U.S. holding company level and will not affect the Company's operations in Brazil. "We will continue to provide our customers with the highest quality of programming, service, and reliability."

      Headquartered in Brasilia, Brazil, TV Filme, Inc. is a leading provider of subscription television, data and internet services in mid-sized markets in Brazil. The Company has established wireless cable operating systems in Brasilia, Goiania, Belem and Campina Grande, which together comprise over 1.4 million households. Also, the Company holds wireless cable licenses in the cities of Bauru, Caruaru, Franca, Porto Velho, Presidente Prudente, Uberaba and Belo Horizonte, which together comprise nearly 1.2 million households. TV Filme, Inc. reports all results in U.S. dollars and prepares its financial statements in accordance with U.S. generally accepted accounting principles.

      The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including the implementation of the proposed restructuring and the risks detailed from time to time in TV Filme, Inc.'s reports filed with the Securities and Exchange Commission. TV Filme, Inc. undertakes no duty to update such forward-looking statements.